Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2024 Results

Dallas (March 20, 2025) New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the fourth quarter and the full year ended December 31, 2024.

During the three months ended December 31, 2024 the Company reported a net loss of $19,000 compared to a net loss of $39,000 for the same period ended December 31, 2023.

For the full year ended December 31, 2024 the Company reported a net loss of $18,000 compared to a net loss of $21,000 for the same period ended December 31, 2023.

Fiscal 2024 as compared to 2023

Revenues: Revenues from rent for the leased property was $101,000 in 2024 and 2023. Revenues from managing the oil and gas operations for a third party was $45,000 and $51,000 in 2024 and 2023. The management agreement has the Company receiving a management fee of 10% of oil and gas revenue. The decrease in management fees is due to a decrease in revenue due to a decline in oil and gas prices.

Operating Expenses: Operating expenses for the real estate property was $48,000 in 2024 and $57,000 in 2023. General and administrative expenses were $335,000 in 2024 and $338,000 in 2023.

Interest Income: Interest Income was $213,000 in 2024 and $222,000 in 2023.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based company which owns 191 acres of land located in Parkersburg, West Virginia. Located on the land are four structures totaling approximately 53,000 square feet. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact:

New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	At December 31,
	2024	2023
Assets

Current assets
Cash and cash equivalents	$363	$447
Other current assets	9	12
Total current assets	372	459

Property and equipment, net
Land, buildings and equipment	636	629

Note and Interest Receivable - related party
Note Receivable	3,542	3,542
Interest Receivable	44	-
	3,586	3,542

Total assets	$4,594	$4,630

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share amounts)

	At December 31,
	2024	2023
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade (including $7 in 2024 and $8 in 2023 due to related parties)	$20	$36
Accrued expenses	37	39
Total current liabilities	57	75

Stockholders' equity
Series B convertible preferred stock, $10 par value, liquidation value
of $100, authorized 100,000 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized 100,000,000
shares; issued and outstanding, 5,131,934 shares
at December 31, 2024 and 2023	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,094)	(59,076)
	4,537	4,555

Total liabilities & stockholders' equity	$4,594	$4,630

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2024	2023
Revenue
Rent	$101	$101
Management Fee	45	51
	146	152

Operating Expenses
Operating Expenses	48	57
Corporate general and administrative	335	338
Total Operating Expenses	383	395
Operating loss	(237)	(243)

Other Income
Interest income from a related party	196	213
Interest income	17	9
Other income	6	-
Total Other income	219	222

Net loss applicable to common shares	$(18)	$(21)

Net loss per common share-basic and diluted	$(0.01)	$(0.01)

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132